                                                                    Exhibit 16.1



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


June 6, 2002

Re: Integrated Electrical Services, Inc.

Ladies and Gentlemen:

We have read Item 4 included in the Form 8-K dated June 6, 2002 of Integrated Electrical Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein as they relate to Arthur Andersen LLP.


Very truly yours,


/s/ ARTHUR ANDERSEN LLP
-----------------------
Arthur Andersen LLP


Copy to:
Mr. William W. Reynolds
Executive Vice President and Chief Financial Officer
Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027